EXHIBIT 10.1



                            STOCK EXCHANGE AGREEMENT

                                  BY AND AMONG

                            PROTOSOURCE CORPORATION,

                         SUNCOAST AUTOMATION, INC., AND

                  THE SHAREHOLDERS OF SUNCOAST AUTOMATION, INC.




                           Dated as of August 22, 2000

                         Effective as of August 1, 2000


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                                TABLE OF CONTENTS


Section                                                                     Page
-------                                                                     ----

Article I EXCHANGE OF SHARES ..............................................    1
    1.1    Exchange of Shares .............................................    1

Article II EXCHANGE RATIO, EARNOUT AND LOCK-UP ............................    1
    2.1    Exchange Ratio .................................................    1
    2.2    Exercise of Options ............................................    2
    2.3    Earnout of Additional Purchaser Common Stock ...................    2
    2.4    Lockup Provision ...............................................    4
    2.5    Stock Legend ...................................................    4

Article III CLOSING .......................................................    5
    3.1    Closing Date ...................................................    5

Article IV REPRESENTATIONS AND WARRANTIES OF THE REPRESENTING SELLERS .....    5
    4.1    Organization and Good Standing .................................    5
    4.2    Authorization of Agreement .....................................    5
    4.3    Capitalization .................................................    6
    4.4    No Subsidiaries ................................................    6
    4.5    Corporate Records ..............................................    6
    4.6    Conflicts; Consents of Third Parties ...........................    6
    4.7    Financial Statements ...........................................    7
    4.8    No Undisclosed Liabilities .....................................    7
    4.9    Absence of Certain Developments ................................    8
    4.10   Taxes ..........................................................    9
    4.11   Real Property ..................................................   11
    4.12   Tangible Personal Property .....................................   12
    4.13   Intangible Property ............................................   13
    4.14   Material Contracts .............................................   13
    4.15   Employee Benefits ..............................................   14
    4.16   Labor ..........................................................   16
    4.17   Litigation .....................................................   17
    4.18   Compliance with Laws; Permits ..................................   17
    4.19   Environmental Matters ..........................................   17
    4.20   Insurance ......................................................   18
    4.21   Inventories; Receivables; Payables .............................   18
    4.22   Related Party Transactions .....................................   18
    4.23   Customers and Suppliers ........................................   19
    4.24   Banks ..........................................................   19
    4.25   No Misrepresentation ...........................................   19
    4.26   Financial Advisors .............................................   19


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Article V REPRESENTATIONS AND WARRANTIES OF THE SELLERS ...................   19
    5.1    Organization and Good Standing .................................   20
    5.2    Authorization of Agreement .....................................   20
    5.3    Capitalization .................................................   20
    5.4    Conflicts; Consents of Third Parties ...........................   20
    5.5    Ownership and Transfer of Shares ...............................   20
    5.6    Taxes ..........................................................   21
    5.7    Employee Benefits ..............................................   21
    5.8    Related Party Transactions .....................................   21
    5.9    No Misrepresentation ...........................................   21
    5.10   Financial Advisors .............................................   21

Article VI REPRESENTATIONS AND WARRANTIES OF PURCHASER ....................   22
    6.1    Organization and Good Standing .................................   22
    6.2    Authorization of Agreement .....................................   22
    6.3    Conflicts; Consents of Third Parties ...........................   22
    6.4    Litigation .....................................................   23
    6.5    Investment Intention ...........................................   23
    6.6    Financial Advisors .............................................   23
    6.7    SEC Documents ..................................................   23
    6.8    Tax Free Exchange ..............................................   24

Article VII COVENANTS .....................................................   24
    7.1    Access to Information ..........................................   24
    7.2    Conduct of the Business Pending the Closing ....................   25
    7.3    Consents .......................................................   27
    7.4    Filings with Governmental Bodies ...............................   27
    7.5    Updated Financial Statements ...................................   28
    7.6    Other Actions ..................................................   28
    7.7    No Solicitation ................................................   28
    7.8    Preservation of Records ........................................   28
    7.9    Publicity ......................................................   29
    7.10   Use of Name ....................................................   29
    7.11   Environmental Matters ..........................................   29
    7.12   Employment Agreements ..........................................   29
    7.13   Board of Directors Representation ..............................   30
    7.14   Registration Rights ............................................   30

Article VIII CONDITIONS TO CLOSING ........................................   33
    8.1    Conditions Precedent to Obligations of Purchaser ...............   33
    8.2    Conditions Precedent to Obligations of the Sellers .............   34

Article IX DOCUMENTS TO BE DELIVERED ......................................   35
    9.1    Documents to be Delivered by the Sellers .......................   35
    9.2    Documents to be Delivered by the Purchaser .....................   35

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Article X INDEMNIFICATION .................................................   36
   10.1    Non-Tax Indemnification ........................................   36
   10.2    Limitations on Indemnification for Breaches of
           Representations and Warranties .................................   37
   10.3    Non-Tax Indemnification Procedures .............................   38
   10.4    Tax Matters ....................................................   39
   10.5    Employee Benefits and Labor Indemnity ..........................   43
   10.6    Tax Treatment of Indemnity Payments ............................   44

Article XI MISCELLANEOUS ..................................................   44
   11.1    Certain Definitions ............................................   44
   11.2    Payment of Sales, Use or Similar Taxes .........................   49
   11.3    Expenses .......................................................   49
   11.4    Survival of Representations and Warranties .....................   49
   11.5    Further Assurances .............................................   49
   11.6    Submission to Jurisdiction; Consent to Service of Process ......   50
   11.7    Entire Agreement; Amendments and Waivers .......................   50
   11.8    Governing Law ..................................................   50
   11.9    Table of Contents and Headings .................................   50
   11.10   Notices ........................................................   51
   11.11   Severability ...................................................   51
   11.12   Binding Effect; Assignment .....................................   51
   11.13   Counterparts ...................................................   52









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                            STOCK EXCHANGE AGREEMENT


     STOCK EXCHANGE AGREEMENT, dated as of August 22, 2000 and effective as of August 1, 2000 (the "Agreement"), by and among ProtoSource Corporation, a California corporation existing under the laws of California (the "Purchaser"), Suncoast Automation, Inc., a Delaware corporation (the "Company"), and the shareholders of the Company listed on the signature pages hereof (collectively the "Sellers").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, the Sellers own an aggregate of 143,282 shares of common stock, $0.001 par value (the "Shares"), of the Company, which Shares constitute all of the issued and outstanding shares of all classes of capital stock of the Company; and

     WHEREAS, the Sellers desire to exchange their Shares for shares of voting common stock of the Purchaser because such transaction would be classified as a tax-free corporate reorganization, and the Purchaser desires to effect that exchange upon the terms and conditions hereinafter set forth and pursuant to the provisions of Section 368(a)(1)(B) of the Code; and

     WHEREAS, certain terms used in this Agreement are defined in Section 11.1.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:


                                   ARTICLE I
                               EXCHANGE OF SHARES

     1.1 Exchange of Shares.
     -----------------------

     Upon the terms and subject to the conditions contained herein, on the Closing Date each Seller shall transfer, convey and deliver to the Purchaser, and the Purchaser shall receive and accept from each Seller, the Shares of such Seller set forth opposite such Seller's name on Annex A hereto. In exchange therefore, the Purchaser shall issue to each Seller a stock certificate representing the appropriate number of shares of Purchaser Common Stock, as determined in accordance with the Exchange Ratio. The exchange of the Shares for the shares of Purchaser's common stock pursuant to this Agreement shall be effective as of the close of business on August 22, 2000 (the "Effective Time").


                                   ARTICLE II
                       EXCHANGE RATIO, EARNOUT AND LOCK-UP

     2.1 Exchange Ratio.
     -------------------

     The Purchaser shall deliver to the Sellers 1,303,072 shares (the "Acquisition Shares") of common stock, no par value, of the Purchaser ("Purchaser Common Stock") in exchange for the Shares. Each Seller shall receive the number of shares of Purchaser Common Stock equal to the number of Shares transferred by that Seller, as listed on Annex A hereto, multiplied by the Exchange Ratio. The Exchange Ratio shall be determined by dividing the Acquisition Shares by the total number of Shares transferred by the Sellers.

     2.2 Exercise of Options.
     ------------------------

     Prior to or on the Closing Date, each Seller shall exercise any options to purchase Shares pursuant to the terms of the options. Any options not exercised prior to or on the Closing Date shall terminate and cease to exist at the Effective Time.

     2.3 Earnout of Additional Purchaser Common Stock.
     -------------------------------------------------

     (a) The Purchaser shall deposit 1,000,000 shares of Purchaser Common Stock (the "Earnout Shares") with the Escrow Agent. The Escrow Agent shall hold the Earnout Shares pursuant to the Escrow Agreement, substantially in the form attached hereto as Exhibit A. The Earnout Shares shall be held by the Escrow Agent for a maximum of twenty seven (27) months from the date of this Agreement (the "Earnout Period").

          (i) The Purchaser shall direct the Escrow Agent to transfer fifty percent (50%) of the Earnout Shares to the Sellers, in accordance with their pro rata ownership of the Shares, upon the Company achieving both (A) 19,000 Subscribers/Rooms and (B) a Cumulative Cash Flow of $1,300,000 during the Earnout Period (the "Initial Earnout Terms").

          (ii) The Purchaser shall direct the Escrow Agent to transfer five percent (5%) of the Earnout Shares to the Sellers, in accordance with their pro rata ownership of the Shares, upon the Company achieving:

               (I) 20,900 Subscribers/Rooms and a Cumulative Cash Flow of $1,490,000;

               (II) 22,800 Subscribers/Rooms and a Cumulative Cash Flow of $1,680,000

               (III) 24,700 Subscribers/Rooms and a Cumulative Cash Flow of $1,870,000

               (IV) 26,600 Subscribers/Rooms and a Cumulative Cash Flow of $2,060,000

               (V) 28,500 Subscribers/Rooms and a Cumulative Cash Flow of $2,250,000

               (VI) 30,400 Subscribers/Rooms and a Cumulative Cash Flow of $2,440,000,

               (VII) 32,300 Subscribers/Rooms and a Cumulative Cash Flow of $2,630,000;

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               (VIII) 34,200 Subscribers/Rooms and a Cumulative Cash Flow of
$2,820,000;

               (IX) 36,100 Subscribers/Rooms and a Cumulative Cash Flow of $3,010,000; and

               (X) 38,000 Subscribers/Rooms and a Cumulative Cash Flow of $3,200,000 (the "Completed Earnout Terms").

     (b) Upon the expiration of the Earnout Period, the Escrow Agent shall return to the Purchaser all Earnout Shares not earned by the Sellers, except:

          (i) if the Company shall have subscribers under a buildout contract "Buildout Contract"), which Buildout Contract has not been instituted upon the expiration of the Earnout Period. Such Buildout Contract not instituted upon the expiration of the Earnout Period shall have a grace period of one hundred and twenty (120) days from the Earnout Period for the Company to complete such installation and initiate service; or

          (ii) if the Company shall have partially completed a contract on a site that has not more than 4,000 Subscribers/Rooms and is generating revenue for the Company, the Company shall have a grace period of one hundred and eighty
(180) days from the Earnout Period to complete such installation and initiate service to every Subscriber/Room.

     (c) Earnout calculations for any grace period results in Sections 2.3(b)(i) and 2.3(b)(ii) shall have a ceiling equal to the best results obtained by the Company in any fiscal reporting quarter during the Earnout Period.

     (d) In the event that the Purchaser shall not fund the Company as provided for on Annex B, the Earnout Period shall be extended by an amount of time equal to one hundred twenty-five percent (125%) of the time period in which the Purchaser is in default of funding the Company.

     (e) In the event that an agreement is reached whereby the Purchaser would be sold during the Earnout Period at a time when its market capitalization is greater than fifty million dollars ($50,000,000) and the acquiring company provides written notice to the Purchaser that it will refuse to honor the earnout provisions of this Section 2.3, the Purchaser shall direct the Escrow Agent to transfer a percentage of the remaining Earnout Shares (but in no event shall the percentage be greater than 100%), not previously earned by the Company, to the Sellers in accordance with their pro rata ownership of the Shares, prior to the sale of the Purchaser, as follows:

     Market Cap  -  $50,000,000
     --------------------------  X 2 = % of remaining Earnout Shares transferred
            $1,000,000


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     2.4 Lockup Provision.
     ---------------------

     Any common stock of the Purchaser acquired by the Sellers pursuant to this Agreement, including the Earnout Shares, shall be subject to a lockup agreement (the "Lockup Agreement"), for a period of three (3) years from the date of this Agreement (the "Lockup Period").

     The common stock of the Purchaser subject to the Lockup Agreement shall be released from the Lockup Agreement prior to the expiration of the Lockup Period upon:

          (i) the common stock of the Purchaser closing at or above $15.00 per share for twenty (20) consecutive trading days on any Nasdaq Market;

          (ii) the common stock of the Company trading 500,000 or more shares per week on average on any Nasdaq Market for twenty (20) consecutive trading days at a closing price not less than $10.00; or

          (iii) the Purchaser being sold for a market capitalization above one hundred million dollars ($100,000,000) and the acquiring party shall not agree to honor the earnout provisions of Section 2.3 of this Agreement.

     2.5 Stock Legend.
     -----------------

     The Purchaser Common Stock acquired by the Sellers in connection with this Agreement shall bear the following legend:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
     REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER SAID ACT OR (II) AN OPINION OF COMPANY COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A THREE YEAR LOCK-UP AGREEMENT BY AND BETWEEN THE HOLDER AND THE COMPANY, DATED AS OF AUGUST 22, 2000 AND MAY NOT BE TRANSFERRED, SOLD OR ASSIGNED BEFORE AUGUST 22, 2003 EXCEPT AS PERMITTED BY THE LOCK-UP AGREEMENT.

     THE COMPANY'S TRANSFER AGENT HAS ISSUED "STOP TRANSFER" INSTRUCTIONS AGAINST THIS CERTIFICATE IN ORDER TO ENSURE COMPLIANCE WITH THE FOREGOING.

                                     4
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                                ARTICLE III
                                  CLOSING

     3.1 Closing Date.
     -----------------

     Subject to the satisfaction of the conditions set forth in Sections 8.1 and
8.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the exchange of the Shares for the Acquisition Shares provided for in Section 1.1 hereof (the "Closing") shall take place at 9:00 a.m. at the offices of Sichenzia, Ross & Friedman LLP located at 135 West 50th Street, 20th Floor, New York, New York 10020 (or at such other place as the parties may designate in writing) on August 22, 2000, or on such other date as the Sellers and the Purchaser may designate in writing. The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date".

                                   ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF THE REPRESENTING SELLERS

     Mark Blanchard, Kent Spears and David Jennings (the "Representing Sellers") hereby jointly and severally represent and warrant to the Purchaser that:

     4.1 Organization and Good Standing.
     -----------------------------------

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified would not have a Material Adverse Effect.

     4.2 Authorization of Agreement.
     -------------------------------

     The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the "Company Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

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     4.3 Capitalization.
     -------------------

     (a) The authorized capital stock of the Company consists of 2,000,000 shares of Common Stock, $0.001 par value and 500,000 shares of Preferred Stock, $0.001 par value. As of the date hereof, there are 147,028 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. All of the issued and outstanding shares of Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable.

     (b) Except as set forth on Schedule 4.3(b) hereto, there is no existing option, warrant, call, right, commitment or other agreement of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. The Company is not a party to any voting trust or other voting agreement with respect to any of the Shares or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of the Company.

     4.4 No Subsidiaries.
     --------------------

     The Company does not, directly or indirectly, own any stock or other equity interest in any other Person.

     4.5 Corporate Records.
     ----------------------

     (a) The Company has delivered to the Purchaser true, correct and complete copies of the certificate of incorporation (certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of the Company.

     (b) The minute books of the Company previously made available to the Purchaser contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of the Company. The stock certificate books and stock transfer ledgers of the Company previously made available to the Purchaser were true, correct and complete as of the date of delivery. All stock transfer taxes levied or payable with respect to all transfers of shares of the Company prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

     4.6 Conflicts; Consents of Third Parties.
     -----------------------------------------

     (a) None of the execution and delivery by any Seller of this Agreement and the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by any Seller with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws or comparable organizational documents of the Company; (ii) conflict with, violate, result in the breach or termination

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of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party or by which any of them or any of their respective properties or assets is bound;
(iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Company is bound; or (iv) result in the creation of any Lien upon the properties or assets of the Company except, in case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with the execution and delivery of this Agreement or the Company Documents, or the compliance by the Company with any of the provisions hereof or thereof.

     4.7 Financial Statements.
     -------------------------

     The Company has delivered to the Purchaser copies of (i) the audited balance sheets of the Company as at December 31, 1998 and 1999 and the related audited statements of income and of cash flows of the Company for the years then ended and (ii) the unaudited balance sheet of the Company as of May 31, 2000 and the related statements of income and cash flows of the Company for the 5 month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the "Financial Statements"). Each of the Financial Statements is complete and correct in all material respects, has been (or will be) prepared in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by the Company without modification of the accounting principles used in the preparation thereof and presents fairly the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated. Each of the Financial Statements comply (or will comply) with the disclosure requirements of Item 3.10 of Regulation SB as promulgated by the Securities and Exchange Commission.

     For the purposes hereof, the audited balance sheet of the Company as at December 31, 1999 is referred to as the "Balance Sheet" and December 31, 1999 is referred to as the "Balance Sheet Date".

     4.8 No Undisclosed Liabilities.
     -------------------------------

     The Company has no indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto or was not incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

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


     4.9 Absence of Certain Developments.
     ------------------------------------

     Except as expressly contemplated by this Agreement, since the Balance Sheet
Date:

          (i) except with regard to the bankruptcy filing by Sunterra Corporation, which has been disclosed to the Purchaser, there has not been any Material Adverse Change nor has there occurred any event which is reasonably likely to result in a Material Adverse Change;

          (ii) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $1,000 for any single loss or $5,000 for all such losses;

          (iii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by any Seller or the Company of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company;

          (iv) except as set forth on Schedule 4.9(iv), the Company has not awarded or paid any bonuses to employees of the Company with respect to the fiscal year ended December 31, 1999, except to the extent accrued on the Balance Sheet or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company's directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company);

          (v) there has not been any change by the Company in accounting or tax reporting principles, methods or policies;

          (vi) the Company has not entered into any transaction or Contract or conducted its business other than in the ordinary course consistent with past practice;

          (vii) except as set forth on Schedule 4.9(vii), the Company has not failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

          (viii) except as set forth on Schedule 4.9(viii), the Company has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Seller or any Affiliate of any Seller;

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


          (ix) the Company has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

          (x) the Company has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Company;

          (xi) the Company has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Company;

          (xii) the Company has not made or committed to make any capital expenditures or capital additions or betterments in excess of $1,000 individually or $5,000 in the aggregate;

          (xiii) the Company has not instituted or settled any material Legal Proceeding; and

          (xiv) the Company has not agreed to do anything set forth in this
Section 4.9.

     4.10 Taxes.
     -----------

     (a) Except as set forth on Schedule 4.10, (A) all Tax Returns required to be filed by or on behalf of the Company have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (B) all Taxes payable by or on behalf of the Company or in respect of its income, assets or operations have been fully and timely paid, and adequate reserves or accruals for Taxes have been provided in the Closing Date Balance Sheet with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (C) the Company has not executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

     (b) Except as set forth on Schedule 4.10, the Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

     (c) Purchaser has received complete copies of (A) all federal, state, local and foreign income or franchise Tax Returns of the Company relating to the taxable periods since the Company's inception and (B) any audit report issued within the last three years relating to Taxes due from or with respect to the Company, its income, assets or operations. All income and franchise Tax Returns filed by or on behalf of the Company for the taxable years ended on the respective dates set forth on Schedule 4.10 have been examined by the relevant taxing authority or the statute of limitations with respect to such Tax Returns has expired.

     (d) Schedule 4.10 lists all material types of Taxes paid and material types of Tax Returns filed by or on behalf of the Company. Except as set forth on
Schedule 4.10, no claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

     (e) Except as set forth on Schedule 4.10, all deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor have the Sellers or the Company received any notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

     (f) Except as set forth on Schedule 4.10, neither the Company nor any other Person (including any of the Sellers) on behalf of the Company has (A) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company, (B) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company, (C) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company, or (D) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

     (g) No property owned by the Company is (A) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (C) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

     (h) The Company is not a foreign person within the meaning of Section 1445 of the Code.

     (i) The Company is not a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

     (j) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Purchaser or its affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

     (k) The Company is not subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

     (l) There are no liens as a result of any unpaid Taxes upon any of the assets of the Company.

     (m) The Company has no elections in effect for federal income tax purposes under Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the code.

     (n) The Company has never owned any Subsidiaries and has never been a member of any consolidated, combined or affiliated group of corporations for any Tax purposes.

     4.11 Real Property.
     -------------------

     (a) Schedule 4.11(a) sets forth a complete list of (i) all real property and interests in real property owned in fee by the Company (individually, an "Owned Property" and collectively, the "Owned Properties"), and (ii) all real property and interests in real property leased by the Company (individually, a "Real Property Lease" and the real properties specified in such leases, together with the Owned Properties, being referred to herein individually as a "Company Property" and collectively as the "Company Properties") as lessee or lessor. The Company has good and marketable fee title to all Owned Property, free and clear of all Liens of any nature whatsoever except Liens set forth on Schedule 4.11(a). The Company Property constitutes all interests in real property currently used or currently held for use in connection with the business of the Company and which are necessary for the continued operation of the business of the Company as the business is currently conducted. The Company has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and the Company has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases. All of the Company Property, buildings, fixtures and improvements thereon owned or leased by the Company are in good operating condition and repair (subject to normal wear and tear). The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

     (b) The Company has all material certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Company Property, and the Company has fully complied with all material conditions of the Permits applicable to it. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit, except as would not have a Material Adverse Effect.

     (c) There does not exist any actual or, to the best knowledge of the Representing Sellers, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and none of the Representing Sellers have received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

     (d) None of the Representing Sellers nor the Company has received any written notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

     (e) The Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other Contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

     4.12 Tangible Personal Property.
     --------------------------------

     (a) Schedule 4.12(a) sets forth all leases of personal property ("Personal Property Leases") involving annual payments in excess of $1,000 relating to personal property used in the business of the Company or to which the Company is a party or by which the properties or assets of the Company is bound. The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

     (b) The Company has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by the Company or, to the best knowledge of the Representing Sellers, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.

     (c) The Company has good and marketable title to all of the items of tangible personal property reflected in the Balance Sheet (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of any and all Liens other than the Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

     (d) All of the items of tangible personal property used by the Company under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

     4.13 Intangible Property.
     -------------------------

     Schedule 4.13 contains a complete and correct list of each patent, trademark, trade name, service mark and copyright owned or used by the Company as well as all registrations thereof and pending applications therefor, and each license or other agreement relating thereto. Except as set forth on Schedule 4.13, each of the foregoing is owned by the party shown on such Schedule as owning the same, free and clear of all mortgages, claims, liens, security interests, charges and encumbrances and is in good standing and not the subject of any challenge. There have been no claims made and neither the Representing Sellers, nor the Company has received any notice or otherwise knows or has reason to believe that any of the foregoing is invalid or conflicts with the asserted rights of others. The Company possesses all patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formulai and other proprietary and trade rights necessary for the conduct of its business as now conducted, not subject to any restrictions and without any known conflict with the rights of others and the Company has not forfeited or otherwise relinquished any such patent, patent license, trade name, trademark, service mark, brand mark, brand name, copyright, know-how, formulate or other proprietary right necessary for the conduct of its business as conducted on the date hereof. The Company is not under any obligation to pay any royalties or similar payments in connection with any license to any Seller or any affiliate thereof.

     4.14 Material Contracts.
     ------------------------

     Schedule 4.14 sets forth all of the following Contracts to which the Company is a party or by which it is bound (collectively, the "Material Contracts"): (i) Contracts with any of the Sellers or any current officer or director of the Company; (ii) Contracts with any labor union or association representing any employee of the Company; (iii) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (iv) Contracts for the sale of any of the assets of the Company other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets;
(v) joint venture agreements; (vi) Material Contracts containing covenants of the Company not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company in any line of business or in any geographical area; (vii) Contracts relating to the acquisition by the Company of any operating business or the capital stock of any other person; (viii) Contracts relating to the borrowing of money; or (ix) any other Contracts, other than Real Property Leases, which involve the expenditure of more than $5,000 in the aggregate or $1,000 annually or require performance by any party more than one year from the date hereof. There have been made available to the Purchaser, its affiliates and their representatives true and complete copies of all of the Material Contracts. All of the Material Contracts and other agreements are in full force and effect and are the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 4.14, the Company is not in default in any material respect under any Material Contracts, nor, to the knowledge of any Representing Seller, is any other party to any Material Contract in default thereunder in any material respect.

     4.15 Employee Benefits.
     -----------------------

     (a) Schedule 4.15(a) sets forth a complete and correct list of (i) all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension plans or employee benefit arrangements, programs or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) maintained by the Company or to which the Company contributes or is obligated to contribute thereunder with respect to employees of the Company ("Employee Benefit Plans") and (ii) all "employee pension plans", as defined in Section 3(2) of ERISA, maintained by the Company or any trade or business (whether or not incorporated) which are under control, or which are treated as a single employer, with Company under Section 414(b), (c), (m) or (o) of the ("ERISA Affiliate") or to which the Company or any ERISA Affiliate contributed or is obligated to contribute thereunder ("Pension Plans"). Schedule 4.15(a) clearly identifies, in separate categories, Employee Benefit Plans or Pension Plans that are (i) subject to Section 4063 and 4064 of ERISA ("Multiple Employer Plans"),
(ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) ("Multiemployer Plans") or (iii) "benefit plans", within the meaning of Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at the former employee's or his beneficiary's sole expense).

     (b) The Company would not have any withdrawal or other liability (contingent or otherwise) under Title IV of ERISA with respect to any Multiple Employer Plan or Multiemployer Plan if the Purchaser had not acquired the Shares from the Sellers at the Effective Time in accordance with the terms of this Agreement.

     (c) Each of the Employee Benefit Plans and Pension Plans intended to qualify under Section 401 of the Code ("Qualified Plans") so qualify and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

     (d) All contributions and premiums required by law or by the terms of any Employee Benefit Plan or Pension Plan which are defined benefit plans or money purchase plans or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code.

     (e) The benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each of the Employee Benefit Plans and Pension Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation (the "PBGC") in the event it terminated each such plan do not exceed the fair market value of the assets of each such plan. The liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up, have been fully discharged in full compliance with applicable Law.

     (f) There has been no "reportable event" as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Employee Benefit Plans or Pension Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4041(c)(3)(C) or 4063(a) of ERISA.

     (g) There has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans or Pension Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans or Pension Plans.

     (h) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and Pension Plans (as applicable), have been delivered to the Purchaser (A) any plans and related trust documents, and all amendments thereto, (B) the most recent Forms 5500 for the past three years and schedules thereto, (C) the most recent financial statements and actuarial valuations for the past three years, (D) the most recent Internal Revenue Service determination letter, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans and Pension Plans.

     (i) There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans or Pension Plans, the assets of any such plans or the Company, or the plan administrator or any fiduciary of the Employee Benefit Plans or Pension Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and there are no facts or circumstances which could form the basis for any such Legal Proceeding.

     (j) Each of the Employee Benefit Plans and Pension Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Benefit Plans and Pension Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date and are disclosed on Schedule 4.15(j).

     (k) The Company and any ERISA Affiliate which maintains a "benefits plan" within the meaning of Section 5000(b)(1) of ERISA, have complied with the notice and continuation requirements of Section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder.

     (l) The Company nor any ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person other than the Sellers or any ERISA Affiliate during the five-year period ending on the Closing Date.

     (m) Neither the Company nor any "party in interest" or "disqualified person" with respect to the Employee Benefit Plans or Pension Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or
Section 406 of ERISA.

     (n) Neither the Company nor any ERISA Affiliate has terminated any Employee Benefit Plan or Pension Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.

     (o) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of Company; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or Pension Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     (p) No stock or other security issued by Company forms or has formed a material part of the assets of any Employee Benefit Plan or Pension Plan.

     4.16 Labor.
     -----------

     (a) The Company is not party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company.

     (b) No employees of the Company are represented by any labor organization. No labor organization or group of employees of the Company has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the best knowledge of the Representing Sellers, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or, to the best knowledge of any Representing Seller, threatened by any labor organization or group of employees of the Company.

     (c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the best knowledge of any Representing Seller, threatened against or involving the Company. There are no unfair labor practice charges, grievances or complaints pending or, to the best knowledge of any Representing Seller, threatened by or on behalf of any employee or group of employees of the Company.

     4.17 Litigation.
     ----------------

     There is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of the Representing Sellers or the Company, overtly threatened against the Company (or to the knowledge of the Representing Sellers or the Company, pending or threatened, against any of the officers, directors or key employees of the Company with respect to their business activities on behalf of the Company), or to which the Representing Sellers or the Company is otherwise a party, which, if adversely determined, would have a Material Adverse Effect, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to the knowledge of the Sellers nor the Company is there any reasonable basis for any such action, proceeding, or investigation. The Company is not subject to any judgment, order or decree of any court or governmental agency except to the extent the same are not reasonably likely to have a Material Adverse Effect and the Company is not engaged in any legal action to recover monies due it or for damages sustained by it.

     4.18 Compliance with Laws; Permits.
     -----------------------------------

     The Company is in compliance with all Laws applicable to the Company or to the conduct of the business or operations of the Company or the use of its properties (including any leased properties) and assets, except for such non-compliances as would not, individually or in the aggregate, have a Material Adverse Effect. The Company has all governmental permits and approvals from state, federal or local authorities which are required for the Company to operate its business, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

     4.19 Environmental Matters.
     ---------------------------

     (a) the operations of the Company are in compliance with all applicable Environmental Laws and all permits issued pursuant to Environmental Laws or otherwise;

     (b) the Company has obtained all permits required under all applicable Environmental Laws necessary to operate its business;

     (c) the Company is not the subject of any outstanding written order or Contract with any governmental authority or person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

     (d) the Company has not received any written communication alleging either or both that the Company may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law;

     (e) the Company does not have any current contingent liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site);

     (f) to the Representing Sellers' knowledge, there are no investigations of the business, operations, or currently or previously owned, operated or leased property of the Company pending or threatened which could lead to the imposition of any liability pursuant to Environmental Law;

     (g) there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls; and

     (h) the Company has provided to the Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Company.

     4.20 Insurance.
     ---------------

     Schedule 4.20 sets forth a complete and accurate list of all policies of insurance of any kind or nature covering the Company or any of its employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. All such policies are in full force and effect, and, to the Representing Sellers' knowledge, the Company is not in default of any provision thereof, except for such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

     4.21 Inventories; Receivables; Payables.
     ----------------------------------------

     (a) The inventories of the Company are in good and marketable condition, and are saleable in the ordinary course of business. Adequate reserves have been reflected in the Balance Sheet for shorts, drops, off-cuts, obsolete or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

     (b) All accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business consistent with past practice. All accounts receivable of the Company reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

     (c) All accounts payable of the Company reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

     4.22 Related Party Transactions.
     --------------------------------

     Except as set forth on Schedule 4.22, neither the Company nor any of its Affiliates have borrowed any moneys from or has outstanding any indebtedness or other similar obligations to the Company. The Company nor any Affiliate, officer or employee of the Company (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company, (B) engaged in a business related to the business of the Company, or (C) a participant in any transaction to which the Company is a party or (ii) is a party to any Contract with the Company.

     4.23 Customers and Suppliers.
     -----------------------------

     Schedule 4.23 sets forth a list of the five (5) largest customers and the five (5) largest suppliers of the Company, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 1998 and 1999, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, during such period. Since December 31, 1999, there has not been any Material Adverse Change in the business relationship of the Company with any customer or supplier listed on Schedule 4.23.

     4.24 Banks.
     -----------

     Schedule 4.24 contains a complete and correct list of the names and locations of all banks in which Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 4.24, no person holds a power of attorney to act on behalf of the Company.

     4.25 No Misrepresentation.
     --------------------------

     No representation or warranty of any Representing Seller or the Company contained in this Agreement or in any schedule hereto or in any certificate or other instrument furnished by any Representing Seller to the Purchaser pursuant to the terms hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

     4.26 Financial Advisors.
     ------------------------

     Except as set forth on Schedule 4.26, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     Each of the Sellers, not including the Company, hereby severally represent and warrant to the Purchaser that:

     5.1 Organization and Good Standing.
     -----------------------------------

     Each Seller, as applicable, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each Seller, as applicable, is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified would not have a Material Adverse Effect.

     5.2 Authorization of Agreement.
     -------------------------------

     Each Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement, the Employment Agreements (as applicable) and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the "Seller Documents"). This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     5.3 Capitalization.
     -------------------

     There is no existing option, warrant, call, right, commitment or other agreement of any character to which any Seller is a party. None of the Sellers is a party to any voting trust or other voting agreement with respect to any of the Shares or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of the Company.

     5.4 Conflicts; Consents of Third Parties.
     -----------------------------------------

     No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller in connection with the execution and delivery of this Agreement or the Seller Documents, or the compliance by each Seller with any of the provisions hereof or thereof.

     5.5 Ownership and Transfer of Shares.
     -------------------------------------

     Each Seller is the record and beneficial owner of the Shares indicated as being owned by such Seller on Annex A, free and clear of any and all Liens. Each Seller has the power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to the Purchaser good and marketable title to such Shares, free and clear of any and all Liens.

     5.6 Taxes.
     ----------

     No Seller is a foreign person within the meaning of Section 1445 of the Code.

     5.7 Employee Benefits.
     ----------------------

     None of the Sellers, any ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person other than the Sellers or any ERISA Affiliate during the five-year period ending on the Closing Date.

     5.8 Related Party Transactions.
     -------------------------------

     Except as set forth on Schedule 5.8, neither the Sellers nor any of their respective Affiliates have borrowed any moneys from or has outstanding any indebtedness or other similar obligations to the Company. Neither the Sellers nor any Affiliate of the Sellers nor any officer or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company, (B) engaged in a business related to the business of the Company, or (C) a participant in any transaction to which the Company is a party or (ii) is a party to any Contract with the Company.

     5.9 No Misrepresentation.
     -------------------------

     No representation or warranty of any Seller contained in this Agreement or in any schedule hereto or in any certificate or other instrument furnished by any Seller to the Purchaser pursuant to the terms hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

     5.10 Financial Advisors.
     ------------------------

     No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Sellers in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     6.1 Organization and Good Standing.
     -----------------------------------

     The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

     6.2 Authorization of Agreement.
     -------------------------------

     The Purchaser has full corporate power and authority to execute and deliver this Agreement, the Employment Agreements and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (together with the Employment Agreements, the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     6.3 Conflicts; Consents of Third Parties.
     -----------------------------------------

     (a) Neither of the execution and delivery by the Purchaser of this Agreement and of the Purchaser Documents, nor the compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of the Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any Governmental Body or authority by which the Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the business, properties, results of operations, prospects, conditions (financial or otherwise) of the Purchaser and its subsidiaries, taken as a whole.

     (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof, except for compliance with the applicable requirements of the HSR Act.

     6.4 Litigation.
     ---------------

     There are no Legal Proceedings pending or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

     6.5 Investment Intention.
     -------------------------

     The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") thereof. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

     6.6 Financial Advisors.
     -----------------------

     Except as set forth on Schedule 6.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement and no person is entitled to any fee or commission or like payment in respect thereof.

     6.7 SEC Documents.
     ------------------

     The Purchaser has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC documents, and, at the time of filing, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Purchaser included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the applicable form under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Purchaser as of the dates thereof and their consolidated statements of operations, stockholders' equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have a Material Adverse Effect). Except as and to the extent set forth on the consolidated balance sheet of the Purchaser as of March 31, 2000, including the notes thereto, the Purchaser has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether required to be reflected on a balance sheet or not), except for liabilities and obligations incurred in the ordinary course of business consistent with past practices since March 31, 2000 which in the aggregate could not reasonably be expected to have a Material Adverse Effect. The Purchaser has heretofore made available to Company complete and correct copies of all of the SEC Documents and amendments and modifications thereto, as well as, to the extent any shall exist, all material amendments and modifications that have not been filed by the Purchaser with the SEC to all agreements, documents and other instruments that previously had been filed by the Purchaser with the SEC and are currently in effect.

     6.8 Tax Free Exchange.
     ----------------------

     Purchaser agrees that it is the intention of the parties that the transaction contemplated pursuant to this Agreement be treated as a Tax Free Reorganization under Section 368(a)(1)(b) of the Code ("Tax Free Reorganization"). Purchaser warrants that it will not take any action, either prior to or after the closing of the transaction which would jeopardize the status of the transaction as a Tax Free Reorganization, nor will it take any tax, financial, regulatory or any other reporting position ("Reporting Position") which would be contrary to characterizing this transaction as a Tax Free Reorganization. Any act of Purchaser or Reporting Position taken by Purchaser that would be contrary to characterization of this transaction as a Tax Free Reorganization shall be null and void ab initio. Purchaser agrees to indemnify, defend and hold Sellers harmless for all valid claims, losses, liabilities (including tax liabilities, interest and penalties) and damages, including reasonable attorneys fees resulting from a breach of this provision (including attorneys fees incurred to enforce this indemnification provision). Purchaser agrees to execute and deliver any documents reasonably requested by the Representing Sellers to confirm the status of this transaction as a Tax Free Reorganization, including (but not limited to) an amendment to this Agreement.


                                ARTICLE VII
                                 COVENANTS

     7.1 Access to Information.
     --------------------------

     The Representing Sellers agree that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and such examination of the books, records and financial condition of the Company as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Representing Sellers shall cooperate, and shall cause the Company to cooperate, fully therein. No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Representing Sellers contained in this Agreement or the Seller Documents. In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company, the Representing Sellers shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company to cooperate fully with such representatives in connection with such review and examination.

     7.2 Conduct of the Business Pending the Closing.
     ------------------------------------------------

     (a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, the Representing Sellers shall, and shall cause the Company to:

          (i) conduct the business of the Company only in the ordinary course consistent with past practice;

          (ii) use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Company and (B) preserve its present relationship with Persons having business dealings with the Company;

          (iii) maintain (A) all of the assets and properties of the Company in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

          (iv) (A) maintain the books, accounts and records of the Company in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of the Company; and

          (v) comply in all material respects with applicable laws, including, without limitation, Environmental Laws.

     (b) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, the Representing Sellers shall not, and shall cause the Company not to:

          (i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company;

          (ii) transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company;

          (iii) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company;

          (iv) amend the certificate of incorporation or by-laws of the Company;

          (v) (A) materially increase the annual level of compensation of any employee of the Company, (B) increase the annual level of compensation payable or to become payable by the Company to any of its executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, other than in the ordinary course consistent with past practice and in such amounts as are fully reserved against in the Financial Statements, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party or involving a director, officer or employee of the Company in his or her capacity as a director, officer or employee of the Company;

          (vi) except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;

          (vii) subject to any Lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the properties or assets (whether tangible or intangible) of the Company;

          (viii) acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of the Company;

          (ix) cancel or compromise any debt or claim or waive or release any material right of the Company except in the ordinary course of business consistent with past practice;

          (x) enter into any commitment for capital expenditures of the Company in excess of $1,000 for any individual commitment and $5,000 for all commitments in the aggregate;

          (xi) enter into, modify or terminate any labor or collective bargaining agreement of the Company or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company;

          (xii) introduce any material change with respect to the operation of the Company, including any material change in the types, nature, composition or quality of its products or services, experience any material change in any contribution of its product lines to its revenues or net income, or, other than in the ordinary course of business, make any change in product specifications or prices or terms of distributions of such products;

          (xiii) permit the Company to enter into any transaction or to make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

          (xiv) permit the Company to enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

          (xv) except for transfers of cash pursuant to normal cash management practices, permit the Company to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, any Seller or any Affiliate of any Seller; or

          (xvi) agree to do anything prohibited by this Section 7.2 or anything which would make any of the representations and warranties of the Representing Sellers in this Agreement or the Seller Documents untrue or incorrect in any material respect as of any time through and including the Effective Time.

     7.3 Consents.
     -------------

     The Representing Sellers shall use their best efforts, and the Purchaser shall cooperate with the Representing Sellers, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 4.6(b) hereof; provided, however, that neither the Representing Sellers nor the Purchaser shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

     7.4 Filings with Governmental Bodies.
     -------------------------------------

     (a) As promptly as practicable after the execution of this Agreement, each party shall, in cooperation with the other, file or cause to be filed any reports, notifications or other information that may be required under the HSR Act and shall furnish or cause to be furnished to the other all such information in its possession as may be reasonably necessary for the completion of the reports, notifications or submissions to be filed by the other. Each party hereto agrees to use its best efforts to comply and cause its Affiliates to comply in a full and timely manner with any request from a Governmental Body for additional information.

     (b) Notwithstanding anything to the contrary contained herein, nothing in this Agreement will require the Purchaser, whether pursuant to an order of the Federal Trade Commission or the United States Department of Justice or otherwise, to dispose of any assets, lines of business or equity interests in order to obtain the consent of the Federal Trade Commission or the United States Department of Justice to the transactions contemplated by this Agreement.

     7.5 Updated Financial Statements.
     ---------------------------------

     Upon the request of the Purchaser, the Representing Sellers shall provide to the Purchaser and Purchaser's accountants updated and revised audited financial statements of the Company in connection with any future financial statement preparation and any required Securities and Exchange filing.

     7.6 Other Actions.
     ------------------

     Each of the Sellers and the Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

     7.7 No Solicitation.
     --------------------

     The Representing Sellers will not, and will not cause or permit the Company or any of the Company's directors, officers, employees, representatives or agents (collectively, the "Representatives") to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock or other equity interest in the Company other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Representing Sellers, upon receiving notice from any Seller, the Company or any representative of any Seller or the Company of any proposal or inquiry in respect of any acquisition transaction, will immediately inform the Purchaser in writing following the receipt of such notice.

     7.8 Preservation of Records.
     ----------------------------

     Subject to Section 10.4(e) hereof (relating to the preservation of Tax records), the Representing Sellers and the Purchaser agree that each of them shall preserve and keep the records held by it relating to the business of the Company for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Sellers or the Purchaser or any of their Affiliates or in order to enable the Sellers or the Purchaser to comply with their respective obligations under this Agreement, the Employment Agreements, as applicable, and each other agreement, document or instrument contemplated hereby or thereby. In the event the Representing Sellers or the Purchaser wish to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

     7.9 Publicity.
     --------------

     None of the Sellers nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Purchaser lists securities, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

     7.10 Use of Name.
     -----------------

     The Sellers hereby agree that upon the consummation of the transactions contemplated hereby, the Purchaser and the Company shall have the sole right to the use of the name "Suncoast Automation, Inc." and the Sellers shall not, and shall not cause or permit any Affiliate to, use such name or any variation or simulation thereof in any business involving interactive cable television systems and services or any related business.

     7.11 Environmental Matters.
     ---------------------------

     (a) Representing Sellers shall permit Purchaser to conduct such investigations (including investigations known as "Phase I" and "Phase II" environmental audits) of the environmental conditions of the Company's properties and facilities as Purchaser, in its sole discretion, shall deem necessary. Such investigations shall be conducted in a manner that minimizes the disruption of the operations of the Sellers.

     (b) Sellers shall promptly file all materials required under Environmental Laws (including, without limitation, foreign or state property transfer laws) and all requests required for the issuance, transfer or reissuance to Purchaser of Permits necessary to conduct the Sellers' business prior to the Closing Date.

     7.12 Employment Agreements.
     ---------------------------

     Mark Blanchard, Kent Spears and Theodore Triantafilu hereby agree that, on or prior to the Closing Date, Mark Blanchard, Kent Spears and Theodore Triantafilu shall execute and deliver to Purchaser an Employment Agreement, which shall contain among other things, a non-compete clause, substantially in the form of Exhibit B hereto (the "Employment Agreements"). The Employment Agreements call for each of Messrs. Blanchard, Spears and Triantafilu to provide substantially the same services to the Purchaser that they provided to the Company for substantially the same levels of compensation that each received from the Company.

     7.13 Board of Directors Representation.
     ---------------------------------------

     Effective as of the Closing Date, Sellers shall have the irrevocable right to name one person to be appointed to the Board of Directors of the Purchaser. The Board of Directors shall use its best effort to have such person elected to the Board of Directors of the Company until such time as the Sellers inform the Purchaser of another nominee to be appointed to the Board of Directors.

     The Sellers shall have the irrevocable right to name a second person to be appointed to the Board of Directors of the Purchaser only if the Company successfully achieves the Completed Earnout Terms during the Earnout Period. The Board of Directors of the Purchaser shall use its best effort to have such person elected to the Board of Directors of the Company until such time as the Sellers inform the Purchaser of another nominee to be appointed to the Board of Directors.

     After the initial appointments of the Sellers' nominees, the Board of Directors of the Purchaser shall have the right to approve any subsequent nominee to the Board of Directors, such approval not to be unreasonably withheld.

     7.14 Registration Rights.
     -------------------------

     (a) If, during any time that the Sellers own any registrable securities, Purchaser shall determine to register for its own account or the account of others under the Securities Act any of its equity securities, it shall send to the Sellers (or their successors in interest) written notice of such determination and, if within twenty (20) days after receipt of such notice, any of the Sellers (or their successors in interest) shall so request in writing, the Purchaser shall include in such registration statement all of the Shares held by and requested to be registered by such Sellers (or their successors in interest) (the "Piggyback Sellers"). Notwithstanding the foregoing, in the event that any registration shall be in whole or in part an underwritten offering, the number of registrable securities to be included in such an underwriting may be reduced (pro rata among the Piggyback Sellers and their assigns and the holders of the other registrable securities contemplated being included in such registrations based on the number of registrable securities requested to be registered by each of them) if and to the extent that the managing underwriter shall be of the good faith opinion (expressed in writing) that such inclusion would reduce the number of registrable securities to be offered by the Purchaser or otherwise adversely affect such offering. Nothing herein shall be construed so as to require the Purchaser, in connection with any proposed offering, to engage the services of an underwriter, as, for example, if the Purchaser shall file a registration statement under Rule 415 of the Securities Act without the services or engagement of any underwriter. This "piggy-back" registration right shall not apply to an offering of equity securities of Form S-4 or S-8 (or their then equivalent forms) relating to securities to be issued solely in connection with an acquisition of any entity or business or securities issuable in connection with a stock option or other employee benefit plan.

     (b) Whenever the Purchaser, under this Section 7.15, undertakes to effect the registration of any securities under the Securities Act, the Purchaser shall:

          (i) prepare and file with the Securities and Exchange Commission (the "Commission") a registration statement with respect to such securities as expeditiously as possible. Such registration statement shall remain effective for the lesser of 180 days or until all of the Sellers securities included in such registration statement have been sold ("Requisite Period");

          (ii) promptly prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the Requisite Period and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

          (iii) promptly furnish to the Piggyback Sellers and to each underwriter, if any, such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as the Piggyback Sellers reasonably may request in order to facilitate the intended disposition of the securities covered by such registration statement;

          (iv) use its best efforts (A) to register or qualify the securities covered by such registration statement under the securities or "blue sky" laws of such jurisdictions as the Piggyback Sellers or, in the case of an underwritten public offering, the managing underwriter reasonably shall request,
(B) to prepare and file in those jurisdictions such amendments (including post effective amendments) and supplements, and take such other actions, as may be necessary to maintain such registration and qualification in effect at all times for the Requisite Period and (C) to take such further action as may be necessary or advisable to enable the disposition of the securities covered by such registration statement in such jurisdictions; provided, that the Purchaser shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

          (v) use its best efforts to list the securities covered by such registration statement with any securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a national securities exchange, use its best efforts to facilitate the reporting of the Common Stock on the Nasdaq Stock Market;

          (vi) promptly notify the Piggyback Sellers and, if applicable, each underwriter participating in the offering covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Purchaser has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and promptly amend or supplement such registration statement to correct any such untrue statement or omission;

          (vii) promptly notify the Piggyback Sellers of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose and use its best effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible time;

          (viii) permit, at the Purchaser's expense subject to the immediately succeeding proviso, a single firm of counsel and a single accounting firm designated by the Sellers to review the registration statement and all amendments and supplements thereto for a reasonable period of time prior to their filing; provided, however, that in no event shall the Purchaser be required to reimburse the Sellers for legal and accounting fees in excess of $10,000 per registration statement and the Purchaser shall not file any document in a form to which such counsel reasonably objects;

          (ix) if the offering is an underwritten offering, enter into a written agreement with the managing underwriter in such form and containing such provisions as are usual and customary in the securities business for such an arrangement between such underwriter and companies of the Purchaser's size and investment stature, including, without limitation customary indemnification and contribution provisions;

          (x) if the offering is an underwritten offering, at the request of the Piggyback Sellers, use its best efforts to furnish to the Piggyback Sellers on the date that securities are delivered to the underwriter(s) for sale pursuant to such registration: (A) a copy of an opinion dated such date of counsel representing the Purchaser for the purposes of such registration, addressed to the underwriter(s), reasonably satisfactory to the Piggyback Sellers and such underwriter(s) and (B) a copy of a letter dated such date from the independent public accountants retained by the Purchaser, addressed to the underwriter(s), reasonably satisfactory to the Piggyback Sellers and such underwriter(s);

          (xi) make available for inspection by the Sellers, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by the Sellers or underwriter, all financial and other records, pertinent corporate documents and properties of the Purchaser, and cause the Purchaser's officers, directors and employees to supply all information reasonably requested by the Seller, or such underwriter, attorney, accountant or agent in connection with such registration statement;

          (xii) provide a transfer agent and registrar, which may be a single entity, for the securities not later than the effective date of the registration statement;

          (xiii) take all actions reasonably necessary to facilitate the timely preparation and delivery of certificates (not bearing any legend restricting the sale or transfer of such securities) representing the securities to be sold pursuant to the registration statement and to enable such certificates to be in such denominations and registered in such names as the Sellers or any underwriter may reasonably request; and

          (xiv) take all other reasonable actions necessary to expedite and facilitate the registration of the securities pursuant to the registration statement.

     (c) All expenses incurred by the Purchaser in complying with this Section 7.15, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants, fees and expenses (including counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the National Association of Securities Dealers, Inc., fees of transfer agents and registrars and legal and accounting fees and disbursements of up to $10,000 for the Sellers shall be borne by the Purchaser; provided that in an underwritten offering, the Piggyback Sellers shall pay any commissions or discounts associated with the number of the Piggyback Sellers' shares included in such registration statement.

     (d) In connection with any registration pursuant to this Section 7.15, the Piggyback Sellers and the Purchaser hereby agree to execute such agreements as are usual and customary in a transaction of this nature, including, without limitation, agreements relating to hold-back periods (for both the Piggyback Sellers and the Company), indemnification and contribution. The Piggyback Sellers shall furnish in writing to the Purchaser such information regarding the Piggyback Sellers, the shares held by the Piggyback Sellers and the distribution proposed by the Piggyback Sellers as the Purchaser may reasonable request.


                               ARTICLE VIII
                           CONDITIONS TO CLOSING

     8.1 Conditions Precedent to Obligations of Purchaser.
     -----------------------------------------------------

     The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

     (a) all representations and warranties of the Sellers contained herein shall be true and correct as of the date hereof;

     (b) all representations and warranties of the Sellers contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Sellers contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

     (c) the Sellers shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

     (d) the Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by each Representing Seller certifying as to the fulfillment of the applicable conditions specified in Sections 8.1(a), 8.1(b) and 8.1(c) hereof;

     (e) Certificates representing 100% of the Shares shall have been, or shall at the Closing be, validly delivered and transferred to the Purchaser, free and clear of any and all Liens;

     (f) the Purchaser shall have obtained all consents and waivers referred to in Section 7.3 hereof with respect to the transactions contemplated by this Agreement and the Purchaser Documents;

     (g) there shall not have been or occurred any Material Adverse Change;

     (h) the Representing Sellers shall have obtained all consents and waivers referred to in Section 4.6 hereof, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement and the Seller Documents;

     (i) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Sellers, the Company, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

     (j) each of the Sellers shall have provided the Purchaser with an affidavit of non-foreign status that complies with Section 1445 of the Code (a "FIRPTA Affidavit");

     (k) the Purchaser shall have received the written resignations of each director of the Company; and

     (l) the Purchaser's investigation of environmental conditions at the properties and facilities of the Company shall not have revealed any circumstances which could reasonably result in (1) the criminal prosecution of the Company or any employee of the Company under Environmental Laws, (2) any suspension or closure of operations at the Company's properties or facilities or
(3) any liabilities arising under Environmental Laws which, individually or in the aggregate, could reasonably give rise to a Material Adverse Effect.

     8.2 Conditions Precedent to Obligations of the Sellers.
     -------------------------------------------------------

     The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by applicable law):

     (a) Certificates representing the Sellers' pro rata share of Purchaser Common Stock shall have been, or shall at the Closing be, validly delivered and transferred to the Sellers, free and clear of any and all Liens;

     (b) all representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof;

     (c) all representations and warranties of the Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

     (d) the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

     (e) the Sellers shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Sellers) executed by the Chief Executive Officer and Chief Financial Officer of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c); and

     (f) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.


                                ARTICLE IX
                         DOCUMENTS TO BE DELIVERED

     9.1 Documents to be Delivered by the Sellers.
     ---------------------------------------------

     At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

     (a) stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

     (b) the certificates referred to in Section 8.1(d) and 8.1(e) hereof;

     (c) the opinion of Greenberg Traurig, P.A., counsel to the Company, in substantially the form of Exhibit C hereto;

     (d) copies of all consents and waivers referred to in Section 8.1(f) hereof;

     (e) written resignations of each of the directors of the Company;

     (f) duly executed FIRPTA Affidavits for each Seller;

     (g) certificates of good standing with respect to the Company issued by the Secretary of State of the State of Delaware and for each state in which the Company is qualified to do business as a foreign corporation; and

     (h) such other documents as the Purchaser shall reasonably request.

     9.2 Documents to be Delivered by the Purchaser.
     -----------------------------------------------

     At the Closing, the Purchaser shall deliver to the Sellers the following:

     (a) the certificates referred to in Section 8.2(a) hereof;

     (b) the certificates referred to in Section 8.2(e) hereof; and

     (c) such other documents as the Sellers shall reasonably request.


                                 ARTICLE X
                              INDEMNIFICATION

     10.1 Non-Tax Indemnification.
     -----------------------------

     (a) Subject to Section 10.2 hereof, the Representing Sellers hereby agree to jointly and severally indemnify and hold the Purchaser, the Company, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

          (i) any and all liabilities of the Company of every kind, nature and description, absolute or contingent, existing as against the Company prior to and including the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date, except to the extent that the same have been fully provided for with Balance Sheet or disclosed in the notes thereto or were incurred in the ordinary course of business between the Balance Sheet Date and the Closing Date;

          (ii) subject to Section 10.2, any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Representing Sellers set forth in Section 4 or the Sellers set forth in Section 5 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Representing Sellers pursuant to this Agreement, to be true and correct in all respects as of the date made;

          (iii) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Sellers under this Agreement;

          (iv) any and all losses (including any loss of use of Company Property or any of the tangible personal property of the Company), liabilities, obligations, claims, damages, costs and expenses arising from:

               (A) any failure of any of the representations and warranties contained in Section 4.19 of this Agreement, or any representation or warranty with respect to environmental matters contained in any certificate delivered by or on behalf of the Representing Sellers pursuant to this Agreement, to have been true and correct in all respects as of the date made;

               (B) any Release of Hazardous Materials in, on, at, or from the Company Properties which occurred, or resulted from operations occurring, as of or prior to the Closing;

               (C) any tort liability to third parties as a result of any Releases or from exposure to Hazardous Materials arising from any Releases as of or prior to the Closing;

               (D) notification or designation under any Environmental Law as a potentially responsible party for onsite or offsite disposal of Hazardous Materials, which disposal occurred as of or prior to the Closing, or the listing of any Purchased Asset on the CERCLA National Priorities List or any similar list under any Environmental Law as a result of onsite disposal of Hazardous Materials as of or prior to the Closing; and

               (E) any fines or penalties with respect to any violation of Environmental Law occurring as of or prior to the Closing; and

          (v) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, "Losses").

     (b) Subject to Section 10.2, Purchaser hereby agrees to indemnify and hold the Sellers and their respective Affiliates, agents, successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against:

          (i) subject to Section 10.3, any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in Section 6 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct as of the date made;

          (ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement; and

          (iii) any and all Expenses incident to the foregoing.

     10.2 Limitations on Indemnification for Breaches of Representations and Warranties.
----------------------------------------------------------------------------

     An indemnifying party shall not have any liability under Section 10.1(a)(ii) or Section 10.1(b)(i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, other than the representations and warranties set forth in Sections 4.10, 4.15, 4.19, 4.26, 5.5, 5.6, 5.7, 5.10 and
6.6 hereof, exceeds $50,000 (the "Basket") and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses in excess of $100,000 (the "Deductible").

     10.3 Non-Tax Indemnification Procedures.
     ----------------------------------------

     (a) In the event that any Legal Proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 10.1 hereof (regardless of the Basket or the Deductible referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if,
(i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

     (b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

     (c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

     10.4 Tax Matters.
     -----------------

     (a) Tax Indemnification.

          (i) Except to the extent Taxes are reserved for on the Closing Date Balance Sheet, each Representing Seller, jointly and severally, agrees to be responsible for and to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Taxes that may be imposed upon or assessed against the Company or the assets thereof:

               (I) with respect to all taxable periods ending on or prior to the Closing Date;

               (II) with respect to any and all Taxes of the Company for the period allocated to the Sellers pursuant to Section 10.4(b)(iv);

               (III) arising by reason of any breach by the Sellers or inaccuracy of any of the representations contained in Sections 4.10 and 5.6 hereof; and

               (IV) with respect to any and all Taxes of any member of a consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, by reason of the liability of Company pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation.

     The Representing Sellers shall also pay and shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any losses, damages, liabilities, obligations, deficiencies, costs and expenses (including, without limitation, reasonable expenses and fees for attorneys and accountants) ("Related Costs") incurred in connection with the Taxes for which the Representing Sellers are responsible to indemnify the Purchaser Indemnified Parties pursuant to this Section 10.4(a) (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes) or the enforcement of this
Section 10.4(a).

               (V) Purchaser agrees to indemnify and hold harmless the Sellers from and against any and all Taxes (A) of the Company with respect to any taxable period of the Company beginning after the Closing Date and (B) attributable to the period allocated to Purchaser pursuant to Section 10.4(b)(iv).

               (VI) If any indemnification payment under Article 10 (including, without limitation, this Section 10.4(a)(VI)) is determined to be taxable to the party receiving such payment by any taxing authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment (taking into account any actual reduction in tax liability to the receiving party) and any Related Costs incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

     (b) Preparation of Tax Returns; Payment of Taxes.

          (i) The Representing Sellers shall cause the Company to file all the federal, state, local and foreign Tax Returns required to be filed by the Company on or prior to the Closing Date and shall pay any and all Taxes due with respect to such returns. All Tax Returns described in this Section 10.4(b)(i) shall be prepared in a manner consistent with prior practice unless a past practice has been finally determined to be incorrect by the applicable taxing authority or a contrary treatment is required by applicable tax laws (or judicial or administrative interpretations thereof). The Representing Sellers shall cause the Company to provide Purchaser with copies of such completed Tax Returns at least 10 days prior to the filing date, and Purchaser shall be provided an opportunity to review such Tax Returns and supporting workpapers and Schedules prior to the filing of such Tax Returns. The failure of the Purchaser to propose any changes to any such Tax Return within such 10 days shall be deemed to be an indication of its approval thereof. The Representing Sellers and Purchaser shall attempt in good faith mutually to resolve any disagreements regarding such Tax Returns prior to the due date for filing thereof. Any disagreements regarding such Tax Returns which are not resolved prior to the filing thereof shall be promptly resolved pursuant to Section 10.4(h) which shall be binding on the parties.

          (ii) Following the Closing, Purchaser shall be responsible for preparing or causing to be prepared all federal, foreign, state and local Tax Returns required to be filed by the Company after the Closing Date. To the extent any Taxes shown due on any such Tax Return are indemnifiable by the Representing Sellers, (A) such Tax Return shall be prepared in a manner consistent with prior practice unless otherwise required by applicable tax laws;
(B) Purchaser shall provide the Representing Sellers with copies of such Tax Return at least 30 days prior to the due date for filing such return; and (C) the Representing Sellers shall have the right to review and approve (which approval shall not be unreasonably withheld) such Tax Returns for 15 days following receipt thereof. The failure of the Representing Sellers to propose any changes to any such Tax Return within such 15 days shall be deemed to be an indication of its approval thereof. The Representing Sellers and Purchaser shall attempt in good faith mutually to resolve any disagreements regarding such Tax Returns prior to the due date for filing thereof. Any disagreements regarding such Tax Returns which are not resolved prior to the filing thereof shall be promptly resolved pursuant to Section 10.4(h) which shall be binding on the parties. Purchaser shall file or cause to be filed all such Tax Returns and shall, subject to receiving the payments from the Representing Sellers referred to in Section 10.4(b)(iii), pay the Taxes shown due thereon; provided, however, that nothing contained in the foregoing shall in any manner terminate, limit or adversely affect any right of Purchaser Indemnified Parties, the Sellers or the Company to receive indemnification pursuant to any provision in this Agreement.

          (iii) Not later than 5 days before the due date for payment of Taxes with respect to any Tax Returns which Purchaser has the responsibility to file, the Representing Sellers shall pay to Purchaser an amount equal to that portion of the Taxes shown on such return for which the Representing Sellers have an obligation to indemnify Purchaser and its Affiliates pursuant to the provisions of Section 10.4(a).

          (iv) For federal income tax purposes, the taxable year of the Company shall end as of the close of the Closing Date and, with respect to all other Taxes, the Representing Sellers and Purchaser will, unless prohibited by applicable law, close the taxable period of the Company as of the close of the Closing Date. Neither the Representing Sellers nor Purchaser shall take any position inconsistent with the preceding sentence on any Tax Return. In any case where applicable law does not permit the Company to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day), then Taxes, if any, attributable to the taxable period of the Company beginning before and ending after the Closing Date shall be allocated (i) to the Representing Sellers for the period up to and including the Closing Date, and
(ii) to Purchaser for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to any period beginning before and ending after the Closing Date shall be prepared by Purchaser and shall be made by means of a closing of the books and records of the Company as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. Purchaser shall provide the Representing Sellers with a schedule showing the computation of the allocation at least 30 days prior to the due date for filing a Tax Return which includes the Closing Date. The Representing Sellers shall have the right to review such schedule, and the Purchaser and Representing Sellers shall attempt in good faith mutually to resolve any disagreements regarding the determination of such allocation. Any disagreements regarding such determination shall be resolved pursuant to Section 10.4(h). Any amount owing from Representing Sellers under this Section 10.4(b)(iv) shall be paid no later than five (5) days prior to the filing of the underlying Tax Return.

     (c) Cooperation with Respect to Tax Returns.

     Purchaser and the Representing Sellers agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Company as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. Purchaser or the Company shall retain in its possession, and shall provide the Representing Sellers reasonable access to (including the right to make copies of), such supporting books and records and any other materials that the Representing Sellers may specify with respect to Tax matters relating to any taxable period ending on or prior to the Closing Date until the relevant statute of limitations has expired. After such time, Purchaser may dispose of such material, provided that prior to such disposition Purchaser shall give the Representing Sellers a reasonable opportunity to take possession of such materials.

     (d) Tax Audits.

          (i) Purchaser shall have the sole right to represent the interests of the Company in any Tax audit or administrative or court proceeding relating to taxable periods of the Company beginning after the Closing Date and to employ counsel of its choice at its expense; provided that if the results of such Tax audit or proceeding could reasonably be expected to have a Material Adverse Effect on the assets, business, operations, or financial condition of the Representing Sellers for taxable periods ending after the Closing Date, then there shall be no settlement or closing or other agreement with respect thereto without the written consent of Representing Sellers (which consent shall not be unreasonably withheld). The Representing Sellers agree that they will cooperate fully with Purchaser and its counsel in the defense against or compromise of any claim in any said proceeding.

          (ii) If any taxing authority in writing asserts a claim, makes an assessment or otherwise disputes or affects any Tax for which the Representing Sellers are responsible hereunder, Purchaser shall, promptly upon receipt by Purchaser or the Company of written notice thereof, inform the Representing Sellers thereof. The failure of Purchaser or the Company or their Affiliates timely to forward such notification in accordance with the immediately preceding sentence shall not relieve the Representing Sellers of their obligation to pay such liability for Taxes except and to the extent that the failure timely to forward such notification actually prejudices the ability of Representing Sellers to contest such liability for Taxes or increases the amount of such Taxes.

          (iii) The Representing Sellers and Purchaser jointly shall represent the interests of the Company in any Tax audit or administrative or court proceeding relating to any taxable period of the Company which includes (but does not begin or end on) the Closing Date. Any disputes regarding the conduct or resolution of any such audit or proceeding shall be resolved pursuant to
Section 10.4(h). Each of the parties shall be bound by the decision rendered pursuant to Section 10.4(h). All costs, fees and expenses paid to third parties in the course of such proceeding shall be borne by Representing Sellers and Purchaser in the same ratio as the ratio in which, pursuant to the terms of this Agreement, Representing Sellers and Purchaser would share the responsibility for payment of the Taxes asserted by the taxing authority in such claim or assessment if such claim or assessment were sustained in its entirety.

     (e) Refund Claims.

     Except as otherwise provided in Section 10.4(f), to the extent any determination of Tax liability of the Company, whether as the result of an audit or examination, a claim for refund, the filing of an amended return or otherwise, results in any refund of Taxes paid attributable to (i) any period which ends on or before the Closing Date or (ii) any period which includes the Closing Date but does not begin or end on that day, any such refund shall belong to the Representing Sellers, provided that in the case of any Tax refund described in clause (ii) of this Section 10.4(e), the portion of such Tax refund which shall belong to the Representing Sellers shall be that portion that is attributable to the portion of that period which ends on the Closing Date (determined on the basis of an interim closing of the books as of the Closing
Date), and Purchaser shall promptly pay any such refund, and the interest actually received thereon, to the Representing Sellers upon receipt thereof by Purchaser. Any and all other refunds shall belong to Purchaser. Any payments made under this Section 10.4(e) shall be net of any Taxes payable with respect to such refund, credit or interest thereon (taking into account any actual reduction in Tax liability realized upon the payment pursuant to this Section 10.4(e)).

     (f) Carrybacks.

     To the extent received by them individually, the Representing Sellers shall pay to Purchaser the amount of any Tax benefit (including interest thereon) realized by the Representing Sellers or any Affiliate thereof as a result of the carryback of any Tax loss, deduction or credit of the Company from any taxable period beginning after the Closing Date to a taxable period ending on or before the Closing Date. The Representing Sellers shall pay such amount to Purchaser within 10 business days after such Tax benefit is received by the Representing Sellers or any Affiliate of it as a refund or otherwise, provided that Purchaser shall return to the Representing Sellers the amount, if any, by which the amount of such Tax benefit is thereafter reduced pursuant to a final determination.

     (g) Transfer Taxes.

     The Representing Sellers shall be liable for and shall pay (and shall indemnify and hold harmless Purchaser against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (including, without limitation, real property transfer gains taxes, UCC-3 filing fees, FAA, ICC, DOT, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) as levied by any taxing authority or governmental agency in connection with the transactions contemplated by this Agreement (other than taxes measured by or with respect to income imposed on the Representing Sellers or on Purchaser or its Affiliates). The Representing Sellers hereby agree to file all necessary Documents (including, but not limited to, all Tax Returns) with respect to all such amounts in a timely manner.

     (h) Any dispute as to any matter covered hereby shall be resolved by an independent accounting firm mutually acceptable to the Representing Sellers and the Purchaser. The fees and expenses of such accounting firm shall be borne equally by the Representing Sellers and the Purchaser.

     (i) The indemnification provided for in this Section 10.4 shall be the sole remedy for any claim in respect of Taxes and the provisions of Sections 10.1 through 10.3 hereof shall not apply to such claims.

     (j) Any claim for indemnity under this Section 10.4 may be made at any time prior to 60 days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic of permissive).

     10.5 Employee Benefits and Labor Indemnity.
     -------------------------------------------

     Representing Sellers hereby agree to jointly and severally indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all losses, liabilities, obligations, damages, costs and expenses (including reasonable attorneys' fees and the cost and expenses of enforcing such right of indemnification) and penalties, if any, (i) arising out of or based upon or with respect to any Employee Benefit Plan or Pension Plan or any other "employee benefit plan" within the meaning of Section 3(3) of ERISA maintained by, contributed to or to which there is or was an obligation to contribute to by Representing Sellers, the Company, or any ERISA Affiliate and (ii) as a result of any claim made with respect to employment prior to or on the Closing Date with Company including, without limitation, any claim with respect to, relating to arising out of or in connection with discrimination by the Company or wrongful discharge (including constructive discharge).

     10.6 Tax Treatment of Indemnity Payments.
     -----------------------------------------

     The Representing Sellers and the Purchaser agree to treat any indemnity payment made pursuant to this Article 10 as an adjustment to the Purchaser's tax and accounting basis in the Company for federal, state, local and foreign income tax purposes.


                                   ARTICLE XI
                                  MISCELLANEOUS

     11.1 Certain Definitions.
     -------------------------

     Affiliate means with respect to a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

     Agreement means this Stock Exchange Agreement, included exhibits and schedules attached hereto.

     Balance Sheet shall have the meaning ascribed to it in Section 4.7.

     Balance Sheet Date shall have the meaning ascribed to it in Section 4.7.

     Basket shall have the meaning ascribed to it in Section 10.2.

     Buildout Contract shall have the meaning ascribed to it in Section
2.3(b)(i).

     CERCLA National Priorities List means the list of hazardous substances compiled under the Comprehensive Environmental Response, Compensation, and Liability Act (also known as Superfund), of 1980, as amended from time to time.

     Claim shall have the meaning ascribed to it in Section 10.3(a).

     Closing shall have the meaning ascribed to it in Section 3.1.

     Closing Date shall have the meaning ascribed to it in Section 3.1.

     Closing Date Balance Sheet means the statement of financial position of the Company on August 22, 2000, in conformity with GAAP.

     Code mean the Internal Revenue Code of 1986, as amended from time to time.

     Commission shall have the meaning ascribed to it in Section 7.15.

     Company means Suncoast Automation, Inc., a Delaware corporation.

     Company Documents shall have the meaning ascribed to it in Section 4.2.

     Company Property shall have the meaning ascribed to it in Section 4.11(a).

     Company Properties shall have the meaning ascribed to it in Section
4.11(a).

     Completed Earnout Terms shall have the meaning ascribed to it in Section 2.3(a)(ii).

     Contract means and includes all contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, commitments, obligations or other binding arrangements, oral or written

     Cumulative Cash Flow means earnings before tax, depreciation, and excluding any corporate allocations.

     Deductible shall have the meaning ascribed to it in Section 10.2.

     Earnout Period shall have the meaning ascribed to it in Section 2.3(a).

     Earnout Shares shall have the meaning ascribed to it in Section 2.3(a).

     Effective Time shall have the meaning ascribed to it in Section 1.1.

     Employment Agreements shall have the meaning ascribed to it in Section
7.13.

     Employee Benefit Plans shall have the meaning ascribed to it in Section 4.15(a).

     Environmental Laws mean any laws, statutes, regulations, rules or orders which relate to or otherwise impose Liability or a standard of conduct concerning the discharge, emission, storage, treatment, transportation, handling, release, threatened release, or disposal of Hazardous Materials, including, but not limited to, the Air Pollution Control Act, as amended, the Federal Water Pollution Control Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, and the Toxic Substances Control Act of 1976, as amended, and any other similar Federal, state or local statutes.

     ERISA shall have the meaning ascribed to it in Section 4.15(a).

     ERISA Affiliate shall have the meaning ascribed to it in Section 4.15(a).

     Escrow Agent means Sichenzia, Ross & Friedman LLP, 135 West 50th Street, New York, New York 10020.

     Escrow Agreement means the agreement by and between the Company and the Purchaser with regards to the Earnout Shares.

     Expenses shall have the meaning ascribed to it in Section 10.1(a)(v).

     Financial Statements shall have the meaning ascribed to it in Section 4.7.

     FIRPTA Affidavit shall have the meaning ascribed to it in Section 8.1(j).

     GAAP means United States generally accepted accounting principles.

     Governmental Body means any federal, state, municipal, domestic or foreign court, tribunal, administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

     Greenberg Traurig, P.A. means Greenberg Traurig, P.A., 777 South Flagler Drive, West Palm Beach, Florida 33401, counsel to the Company.

     Hazardous Material means any pollutant, contaminant, hazardous, radioactive or toxic substance, material, constituent or waste, or any other waste, substance, chemical or material regulated under any Environmental Law, including
(i) petroleum, crude oil and any fractions thereof, (ii) natural gas, synthetic gas and any mixtures thereof, (iii) asbestos and/or asbestos-containing material, (iv) radon and (v) polychlorinated biphenyls ("PCBs"), or materials or fluids containing PCBs.

     HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     Initial Earnout Terms shall have the meaning ascribed to it in Section 2.3(a)(i).

     IRS means the Internal Revenue Service, or any successor organization.

     Laws mean any federal, state, foreign, or local law, statute, ordinance, rule, regulation, order, judgment or decree. Legal Proceeding means any action, hearing, trial, or application before a court or governmental body of competent jurisdiction.

     Lien means and includes any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal or offer, easement, servitude, transfer restriction or voting requirement under any or similar agreement, or any other encumbrance, restriction or limitation whatsoever.

     Lockup Agreement shall have the meaning ascribed to it in Section 2.4.

     Lockup Period shall have the meaning ascribed to it in Section 2.4.

     Losses shall have the meaning ascribed to it in Section 10.1(a)(v).

     Material Adverse Effect shall mean any effect on the business, stock price, operations, properties, prospects, or financial condition to that entity that is material and adverse to that entity and its subsidiaries and affiliates, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of that entity to enter into and perform any of its obligations under this Agreement in any material respect.

     Material Adverse Change means any material adverse change (excluding the occurrence of expenses in connection with the Merger) since December 31, 1999 in the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise), or reserves of Protosource or Suncoast, as the case may be.

     Material Contracts shall have the meaning ascribed to it in Section 4.14.

     Multiemployer Plans shall have the meaning ascribed to it in Section
4.15(a).

     Multiple Employer Plans shall have the meaning ascribed to it in Section 4.15(a).

     Order means any decision issued by a court or governmental body of competent jurisdiction.

     Owned Property shall have the meaning ascribed to it in Section 4.11(a).

     Owned Properties shall have the meaning ascribed to it in Section 4.11(a).

     Pension Plans shall have the meaning ascribed to it in Section 4.15.

     Permit means any written warrant or license granted by any court or governmental body of competent jurisdiction.

     Person means an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unicncorporated organization, or a government or political subdivision thereof.

     Personal Property Leases shall have the meaning ascribed to it in Section 4.12(a).

     Piggyback Sellers shall have the mean ascribed to it in Section 7.15(a).

     Purchaser means Protosource Corporation, a California corporation.

     Purchaser Common Stock shall have the meaning ascribed to it in Section
2.1.

     Purchaser Documents shall have the meaning ascribed to it in Section 6.2.

     Purchaser Indemnified Parties shall have the meaning ascribed to it in
Section 10.1(a).

     Qualified Plans shall have the meaning ascribed to it in Section 4.15(c).

     Real Property Lease shall have the meaning ascribed to it in Section
4.11(a).

     Related Costs shall have the meaning ascribed to it in Section 10.4(a)(i)(IV).

     Release means any discharge of hazardous materials.

     Remedial Action means an action taken to effect long-term restoration of environmental quality (as under the Comprehensive Environmental Response, Compensation, and Liability Act).

     Representing Sellers mean collectively, Mark Blanchard, Kent Spears and David Jennings.

     Requisite Period shall have the meaning ascribed to it in Section 7.15.

     Securities Act means the Securities Act of 1933, as amended.

     Seller means individually, any of the shareholders listed on Annex A, and collectively, the Sellers.

     Seller Documents shall have the meaning ascribed to it in Section 5.2.

     Seller Indemnified Parties shall have the meaning ascribed to it in Section 10.1(b).

     Shares means the 147,028 shares of common stock of the Company, which represents all of the issued and outstanding shares of the Company.

     Sichenzia, Ross & Friedman LLP means Sichenzia, Ross & Friedman LLP, 135 West 50th Street, New York, New York 10020, counsel to the Purchaser.

     Subscribers/Rooms means any revenue generating entity.

     Subsidiaries mean any person that is directly, or indirectly controlled by such person.

     Tax Returns means all written returns, declarations, reports, forms, estimates, information returns and statements filed in respect of any Taxes and supplied to any taxing authority in connection with any Taxes.

     Taxes (or "Tax" where the context requires) means all Federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest and penalties with respect thereto.

     11.2 Payment of Sales, Use or Similar Taxes.
     --------------------------------------------

     All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Sellers.

     11.3 Expenses.
     --------------

     Upon consummation of this Agreement, the Purchaser, in addition to paying its own expenses, shall pay the fees and expenses incurred by the Company and the Sellers in connection with this Agreement. The Representing Sellers shall pay any fees and expenses incurred by the Company not in connection with this Agreement. Any fees and expenses incurred by any Seller or Sellers not in connection with this Agreement shall be borne by such Seller or Sellers.

     11.4 Survival of Representations and Warranties.
     ------------------------------------------------

     The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto (other than claims for indemnifications with respect to the representation and warranties contained in Sections 4.10, 4.15, 4.19, 4.26, 5.5, 5.6, 5.7 and 5.10 which shall survive for periods coterminous with any applicable statutes of limitation) shall terminate unless within twenty-seven
(27) months after the Closing Date written notice of such claims is given to the Representing Sellers or such actions are commenced.

     11.5 Further Assurances.
     ------------------------

     The Sellers and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

     11.6 Submission to Jurisdiction; Consent to Service of Process.
     ---------------------------------------------------------------

     (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 11.9.

     11.7 Entire Agreement; Amendments and Waivers.
     ----------------------------------------------

     This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.


     11.8 Governing Law.
     -------------------

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     11.9 Table of Contents and Headings.
     ------------------------------------

     The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

     11.10 Notices.
     --------------

     All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

     If to the Purchaser:   Protosource Corporation
                            2800 28th Street, Suite 170
                            Santa Monica, California 90405
                            Attn: William Conis

     With a copy to:        Sichenzia, Ross & Friedman LLP
                            135 West 50th Street, 20th Floor
                            New York, New York 10020
                            Attn: Gregory Sichenzia, Esq.

     With a copy to:        Andrew, Alexander, Wise & Company, Inc.
                            17 State Street, 16th Floor
                            New York, New York 10004
                            Attn: Michael A. Gales

     If to the Sellers:     The addresses as listed on Annex A hereto.

     With a copy to:        Greenberg Traurig, P.A.
                            777 South Flagler Drive
                            West Palm Beach, FL 33401
                            Attn: Morris C. Brown, Esq.

     11.11 Severability.
     -------------------

     If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

     11.12 Binding Effect; Assignment.
     ---------------------------------

     This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser's rights to acquire the Shares by exchange and the Purchaser's rights to seek indemnification hereunder) to any Affiliate of the Purchaser. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

     11.13 Counterparts.
     -------------------

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute together but one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.



                                       PROTOSOURCE CORPORATION


                                       ---------------------------------------
                                       By:  William Conis
                                       Title:  Chief Executive Officer


                                       SUNCOAST AUTOMATION, INC.


                                       By:
                                       ---------------------------------------
                                       Title:
                                       ---------------------------------------


                                       SHA CABLE HOLDINGS


                                       By:
                                       ---------------------------------------
                                       Title:
                                       ---------------------------------------


                                       2330 LLC


                                       By:
                                       ---------------------------------------
                                       Title:
                                       ---------------------------------------


                                       ANDREW, ALEXANDER, WISE & COMPANY, INC.


                                       By:
                                       ---------------------------------------
                                       Title:
                                       ---------------------------------------

                                       ---------------------------------------
                                       Kent P. Spears


                                       ---------------------------------------
                                       Mark G. Blanchard


                                       ---------------------------------------
                                       Virginia M. Blanchard


                                       ---------------------------------------
                                       David Jennings


                                       ---------------------------------------
                                       Jeanne Jennings


                                       ---------------------------------------
                                       Ted Triantafilu


                                       ---------------------------------------
                                       William Cawley


                                       ---------------------------------------
                                       Mike Quale


                                       ---------------------------------------
                                       Jeff Beeko


                                       ---------------------------------------
                                       Glenn Viera


                                       ---------------------------------------
                                       Lisa Viera

                                       ---------------------------------------
                                       Troy Jones


                                       ---------------------------------------
                                       Rick Becker


                                       ---------------------------------------
                                       Robert Bradley


                                       ---------------------------------------
                                       Guy Ashley


                                       ---------------------------------------
                                       George Teichner


                                       ---------------------------------------
                                       Arthur Shinensky

                                     ANNEX A




                                          Suncoast    ProtoSource   # of Earnout
      Name(1)                              Shares       Shares        Shares(2)
      -------                              ------       ------        ---------
Kent P. Spears                             38,750       352,411        270,446
Mark G. Blanchard                          38,750       352,411        270,447
Virginia M. Blanchard                       5,000        45,472         34,896
Jeanne Jennings                             9,000        81,850         62,813
SHA Cable Holdings                         19,418       176,596        135,523
2330 LLC                                   10,000        90,945         69,792
Ted Triantafilu                             7,338        66,735         51,214
William Cawley                              4,500        40,925         31,407
Mike Quale                                  1,500        13,642         10,469
Jeff Beekoo                                 1,000         9,094          6,979
Glenn and Lisa Viera                          500         4,547          3,490
Troy Jones                                  1,000         9,094          6,979
Rick Becker                                   750         6,821          5,234
Robert Bradley                                750         6,821          5,234
Guy Ashley                                    486         4,420          3,392
George Teichner                               470         4,274          3,280
Arthur Shinensky                              470         4,274          3,280
Andrew, Alexander, Wise & Company, Inc.
17 State Street, 16th Floor
New York, New York 10004                    3,600         32,740        25,125

Total                                     143,282     1,303,072      1,000,000



------------

(1) Unless otherwise indicated, the mailing address of each Shareholder shall be: c/o Suncoast Automation, Inc., 150 Dunbar Ave., Bldg. C, Oldsmar, Florida 34677.
(2) # of Earnout Shares assuming 100% Earnout, which shall be reduced accordingly per Earnout milestone.

                                     ANNEX B

                                     Funding

     The Purchaser shall fund $3,000,000 during the 2000 fiscal year and $4,000,000 during the 2001 fiscal year for the operations of the Company.

                                    EXHIBIT A

                            Form of Escrow Agreement

                                    EXHIBIT B

                          Form of Employment Agreement

                                    EXHIBIT C

           Opinion of Greenberg Traurig, P.A., counsel to the Sellers.

                                 SCHEDULE 4.3(b)
                                 CAPITALIZATION


       Name                               Shares
       ----                               ------

Kent P. Spears                            38,750
Mark G. Blanchard                         38,750
Virginia M. Blanchard                      5,000
Jeanne Jennings                            9,000
SHA Cable Holdings                        19,418
2330 LLC                                  10,000
Ted Triantafilu                            7,338
William Cawley                             4,500
Mike Quale                                 1,500
Jeff Beekoo                                1,000
Glenn and Lisa Viera                         500
Troy Jones                                 1,000
Rick Becker                                  750
Robert Bradley                               750
Guy Ashley                                   486
George Teichner                              470
Arthur Shinensky                             470
AAW                                        3,600

Total                                    143,282

                                SCHEDULE 4.9(iv)
                         ABSENCE OF CERTAIN LIABILITIES

                                  SCHEDULE 4.10
                                      TAXES


     TAX RETURNS FILED:
     ------------------

     1998 Return for Suncoast Home Automation, Inc.
     1999 Return for Suncoast Home Automation, Inc.
     1999 Return for Suncoast Automation, Inc.

     Suncoast has also paid all State, local, intangible and tangible taxes as required by the State of Florida for the above-listed entities and tax periods.

     There are no un-filed or delinquent tax returns for Suncoast Automation, Inc.

                                SCHEDULE 4.11(a)
                                  REAL PROPERTY


                                      NONE
                                      ----

                                SCHEDULE 4.12(a)
                           TANGIBLE PERSONAL PROPERTY


                                      NONE
                                      ----

                                  SCHEDULE 4.13
                          INTANGIBLE PERSONAL PROPERTY


                REGISTRANT: SUNCOAST AUTOMATION (GOSUNCOAST-DOM)
                           DOMAIN NAME: GOSUNCOAST.COM

                                  SCHEDULE 4.14
                               MATERIAL CONTRACTS


Company Name                        Date of Agreement          Term & Type
------------                        -----------------          -----------

1.  Resort Consulting Services (RCS) July of 1999            For as long as they
                                                             provide services

2.  Cox Cable                        Dec. 1, 1999            7 Year Bulk Cable
                                                             Agreement
    A. Greensprings Resort
    B. Powhatan Resort

3.  Sunterra Communications Corp.    Sept. 1, 1999           7 Year Agreements

    A.  Greensprings Resort                 Cable Development/Services Agreement
    B.  Powhatan Resort                     Cable Development/Services Agreement

4.  Sunterra Communications Corp.    Sept. 7, 1999           7 Year Agreements

    A. Scottsdale Village Mirrage Resort    Cable Development/Services Agreement

5.  Sunterra Communications Corp.    May 25, 1999            7 Year Agreements

    A.  Royal Palm Resort                   Cable Development/Services Agreement
    B.  Flamingo Resort                     Cable Development/Services Agreement
    C.  Carambola Resort                    Cable Development/Services Agreement

6.  Walt Disney World Company        Nov. 1, 1999       Indefinite/Nondisclosure
                                                        Agreement

7.  Walt Disney World Company        Aug. 18, 1999         Sept. 30, 2000
                                                   Master Construction Agreement

8.  Jackson and Tull                 April 29, 1999     3 Year Nondisclosure

9.  Planet Web                       Dec. 17, 1999      3 Year Agreement
                                              OEM Software Development Agreement

10. Boca Research                    Feb. 15, 2000     Nondisclosure Software
                                                       Development Agreement

                                SCHEDULE 4.15(a)
                                EMPLOYEE BENEFITS

                                SCHEDULE 4.15(j)
               EMPLOYEE BENEFIT PLANS AND PENSION PLANS AMENDMENTS

                                  SCHEDULE 4.20
                                    INSURANCE




The Ohio Casualty Group - Liability Insurance
Liability                 $1,000,000 per occurrence
Aggregate                 $2,000,000

                                  SCHEDULE 4.22
                           RELATED PARTY TRANSACTIONS


LOANS MADE BY SUNCOAST AUTOMATION:


    Name         Loan Amount   Date of Loan   Date of Repayment  Repayment Terms
    ----         -----------   ------------   -----------------  ---------------

MARK BLANCHARD     $60,183
GLEN VIEIRA         50,000

                                  SCHEDULE 4.23
                              CUSTOMERS & SUPPLIERS



5 Largest Suppliers           Contact                      1999 Gross Sales
-------------------           -------                      ----------------

Cable Link                    Chris Marshall               $62,773.24
Electroline                   Dave Allen                   $49,355.51
NSTREAMS                      Jim Oots                     $35,923.31
Boca Research                 Larry Light                  $21,750.00
Netgame                       Sebastion Pereira            $18,571.25


5 Largest Customers                                        1999 Gross Sales
-------------------                                        ----------------

Sunterra Communication Corporation                         $ 130,000
Walt Disney World Company                                  $ 34,535

                                  SCHEDULE 4.24
                                      BANKS



First Union Bank                   Signatories
----------------                   -----------
Cap Account 1      9983256574      Mark Blanchard, Kent Spears, Ted Triantafilu
Cap Account 2      9983256587      Mark Blanchard, Kent Spears, Ted Triantafilu
Cap Account 3      9984956158      Mark Blanchard, Kent Spears, Ted Triantafilu,
                                   Bill Conis

                                  SCHEDULE 4.26
                               FINANCIAL ADVISORS

     Suncoast Automation, Inc. has entered into an investment Banking Agreement with Andrew, Alexander, Wise & Company, Inc.

                                  SCHEDULE 5.8
                           RELATED PARTY TRANSACTIONS

     Glen Vieira, a 0.35% Shareholder of Suncoast Automation is the sole owner of Resort Consulting Services ("RCS") a D/B/A company that consults with the Timeshare Industry and has introduced Suncoast Automation, Inc. to his contacts. Suncoast Automation, Inc. has contracted with RCS for further introductions for as long as RCS provides services to Suncoast. Suncoast pays RCS ten dollars ($10) per unit upon installation and one dollar ($1) per unit, per month for the length of the contract for each customer that was introduced by RCS.

                                  SCHEDULE 6.6
                               FINANCIAL ADVISORS

     ProtoSource Corporation has entered into an investment Banking Agreement with Andrew, Alexander, Wise & Company, Inc.